UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011

REDDY ICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800
Dallas, Texas  75231

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On November 21, 2011 Reddy Ice Holdings, Inc. (“Reddy Ice” or the “Company”) announced that it had been notified by the New York Stock Exchange (the “NYSE”) that the NYSE has accepted the Company’s plan for continued listing.

As a result, the Company’s stock will continue to be listed on the NYSE, subject to quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure the Company’s progress toward its plan to restore compliance with continued listing standards.  On September 27, 2011, the Company announced that it was below continued listing criteria because its average global market capitalization over a consecutive 30 trading-day period and total stockholders’ equity were each less than $50 million.

Despite the NYSE’s acceptance of the Company’s plan for continued listing, the Company remains at risk of non-compliance with other applicable NYSE continued listing requirements, including the NYSE’s $1.00 average share price requirement.  If the Company fails to comply with the average share price requirement, the Company will be required to achieve a $1.00 share price and a $1.00 average share price over a 30 day period within six months of the notification letter from the NYSE.

In addition, the Company is required to comply with the NYSE’s minimum global market capitalization standard, which requires the Company to maintain an average global market capitalization of at least $15 million over a consecutive 30 trading-day period. Failure to maintain compliance with this requirement would result in the NYSE promptly initiating suspension and delisting procedures.

On November 21, 2011, the Company issued a press release regarding its receipt of the notification from the NYSE.  The press release is contained in Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

99.1†	Press Release, dated November 21, 2011.

†                Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       November 21, 2011

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer

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